Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 1-K of our report dated April 14, 2023 with respect to the audited financial statements of GeoSolar Technologies, Inc. (“the Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholder’ equity and cash flows for the years ended December 31, 2022 and 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 29, 2023